EXHIBIT 99.2

Helen of Troy Ltd. (HELE)

Q4 2017 Earnings Call

CORPORATE PARTICIPANTS

Jack Jancin	Brian L. Grass
Senior Vice President-Business Development, Helen of Troy Ltd.	Chief Financial Officer, Helen of Troy Ltd.

Julien R. Mininberg
Chief Executive Officer & Director, Helen of Troy Ltd.

OTHER PARTICIPANTS

Bob J. Labick	Jason M. Gere
Senior Managing Director of Research, CJS Securities, Inc.	Analyst, KeyBanc Capital Markets, Inc.

Frank Camma
Analyst, Sidoti & Company, LLC

M ANAGEM ENT DISCUSSION SECTION

Operator: Good day, ladies and gentlemen, and welcome to today’s Helen of Troy Fourth Quarter 2017 Earnings Call. Today’s conference is being recorded.

And at this time, I’d like to turn the floor over to Jack Jancin, Investor Relations. Please go ahead, sir.

Jack Jancin

Senior Vice President-Business Development, Helen of Troy Ltd.

Thank you, operator. Good afternoon, everyone. And welcome to Helen of Troy’s fourth quarter fiscal year 2017 earnings conference call. The agenda for the call this afternoon is as follows. I’ll begin with a brief discussion of forward-looking statements. Mr. Julien Mininberg, the company’s CEO, will comment on the financial performance of the quarter and accomplishments of the year and then outline areas of focus for fiscal 2018. Then, Mr. Brian Grass, the company’s CFO, will review the financials in more detail and comment on the company’s outlook for fiscal 2018. Following this, Mr. Mininberg and Mr. Grass will take questions you have for us today.

This conference call may contain certain forward-looking statements that are based on management’s current expectation with respect to future events or financial performance. Generally, the words anticipates, believes, expects, and other words similar are words identifying forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties that could cause anticipated results to differ materially from actual results.

This conference call may also include information that may be considered non-GAAP financial information. These non-GAAP financial measures are not an alternative to GAAP financial information and may be calculated differently than the non-GAAP financial information dis closed by other companies. The company cautions listeners not to place undue reliance on forward-looking statements or non-GAAP information.

Before I turn the call over to Mr. Mininberg, I’d like to inform all interested parties that a copy of today’s earnings release has been posted to the company’s website at www.hotus.com. The earnings release contains tables that reconcile non-GAAP financial measures to their corresponding GAAP -based measures. The release can be obtained by selecting the Investor Relations tab on the company’s homepage and then the News tab.

I will now turn the conference call over to Mr. Mininberg.

Julien R. Mininberg

Chief Executive Officer & Director, Helen of Troy Ltd.

Thank you, Jack, and good afternoon, everyone. Welcome to our call. Our fourth quarter earnings were above expectations, with adjusted diluted EPS of $1.78 per share capping a strong year, in which we delivered $6.73 of adjusted earnings per diluted share, 7.7% growth versus fiscal year 2016 and ahead of our outlook. We are pleased to achieve these results amid a difficult comparison versus the fourth quarter of 2016 where both sales and profitability were particularly strong.

On a full-year basis, our fiscal 2017 earnings performance came despite a sluggish brick and mortar retail environment and unfavorable currency, as well as a second consecutive weak cough, cold and flu season, all leading to a 0.5 percentage point of decline in consolidated net revenue in fiscal 2017 versus last year. Hydro Flask over-delivered,  nearly doubling its revenues and contributing strong profitability in its first year. We demonstrated the benefit of our diversified portfolio and key transformational strategies, as we delivered 22% growth in cash flow from operations in fiscal 2017.

Other key growth metrics also showed progress in fiscal 2017 such as our gross profit margin, which expanded by 2.8 percentage points, with improvement coming from both our core business and Hydro Flask. Adjusted operating margin improved by 0.4 percentage points. We also managed our balance sheet well, with inventory down 4.1% from fiscal 2016, and we lowered our debt ratio to 2.1 times, even as we made an acquisition and opportunistically repurchased our stock in fiscal 2017.

We are now three years into our strategic transformation of Helen of Troy. So I thought this would be an opportune moment to reflect on some of the key accomplishments since we began this journey back in March of 2014. Today we are a bigger company with net sales up 16.7% since then and much more profitable with adjusted diluted EPS up 50%. Consistent with our strategic objective to create superior long -term value for shareholders, we have delivered total shareholder return above the 75th percentile of our peer group from the beginning of fiscal 2015 when we began our strategic plan through the end of fiscal 2017.

We also increased cash from operations by 48% over that same time period and improved adjusted operating margins even as we re-invested a portion of that into supporting our core and into improving our shared services across all of Helen of Troy.

In the marketplace, we have achieved share improvements in key categories, especially for our leadership brands, which represented approximately two-thirds of our revenue in fiscal 2017 and delivered an even higher percentage of our profits. We have also increased the efficiency of our balance sheet with inventory roughly flat compared to three years ago, while sales have increased 16.7% over that period.

We have deployed more than $875 million of capital since March of 2014, making three acquisitions and several opportunistic share repurchases. Our strategic priorities have cascaded through all departments, regions and business segments, ensuring we are focused on achieving the full potential of our transformation strategies for the future.

One important aspect is to look at our portfolio. Our leadership brands have number one or number two positions in their categories and are among our highest volume, highest margin, and most asset -efficient businesses. These strategic world-class brands include Braun, Honeywell air purifiers, PUR, Vicks, OXO, Hydro Flask, and Hot Tools. We are very focused on stewarding them because we see them as a competitive advantage, one we must invest in to sustain and expand.

For fiscal 2018, we plan to make incremental growth investments of $28 million, primarily behind these brands. We are supporting them even more strongly to fund new growth opportunities through specific additional investments in new product development, in advertising, digital marketing and e-commerce, as well as geographic expansion. We believe these efforts will not only position our leadership brands to drive our core business in fiscal 2018 but to further improve their market positions for the long-term growth.

For example, on our biggest brand, OXO, we are augmenting our long-time successful focus on design and product excellence, with enhancements to its marketing pillar. We expect to bring higher level of awareness to OXO and increase consumer education and engagement through greatly expanded online content, media, digital advertising, search, and packaging with even more prominent branding.

I’d now like to highlight the specific progress we made over our seven strategic priorities during fiscal 2017 and how those outcomes are guiding our plan for fiscal 2018.

The first is to invest in our core. During fiscal 2017, we began to dedicate more resources on and strengthen investment in our leadership brands. We saw the benefits as we grew share in water purification, air purification, thermometry, and insulated beverage bottles in the hydration, sport and outdoor channels.

While our retail beauty appliances are not currently in our leadership brand portfolio, I would like to take a few moments to speak about our Beauty business. As you know, we’ve been making investments and important changes to improve performance. Although our fiscal 2017 revenues in Beauty were down 16.5%, this was slightly better than our outlook, as the business showed sequential improvement in the fourth quarter.

Market share is now improving in U.S. retail appliances, with Helen of Troy advancing its number two position over the past six months. All three U.S. retail appliance brands for Helen of Troy — I’m talking about Revlon, Bed Head and Pro Beauty Tools — all three grew share over the past six months as well as during the last quarter. We like our prospects to deliver products and innovations in beauty appliances that delight consumers behind now better differentiated brands in retail and also through our market leading Hot Tools professional brand at attractive margins.

Looking to fiscal 2018, our outlook calls for a mid-single digit decline in Beauty sales. For perspective, more than 10 points of last year’s 16.5% decline are now behind us and not expected to repeat.

Now moving on, I’d like to turn to our retail customers. We continued to advance our partnerships with some of the largest players by demonstrating our detailed consumer knowledge in category understanding. We are proud to share that as a result of these capabilities and our leadership in major U.S. categories, we were recently named Category Captain with several additional key retailers. This collaboration can improve customer service, satisfaction, and asset utilization, especially amid todays fast -paced, changing consumer needs.

In terms of e-commerce, fiscal 2017 was a very strong year for Helen of Troy, reflecting our investments in digital. Our sales to online retailers and our direct-to-consumer online sales grew by more than 30% versus fiscal 2016 to represent approximately 13% of consolidated net sales, up from approximately 10% in the prior year.

Our largest online customer is now also our number two customer globally. As brick and mortar retailers navigate through consumers’ increasing preference towards online shopping, we are upgrading our omnichannel digital assets to improve consumer engagement using the device of their choice. We are also strengthening our digital marketing and sales talent across the company, not just in our retail facing segments but also in nutritional supplements, where we are now using the new e-commerce and web platforms launched in late-February to provide education and product information that drive new customers to our site.

While still very early on, leading indicators such as visit conversion, cart conversion, and new to file acquisition volume metrics, among others, are encouraging progress for all, which has improved Healthy Directions and Helen of Troy’s digital direct-to-consumer competency.

The second strategy pertains to mergers and acquisitions. We are very pleased with the performance of Hydro Flask, which has exceeded our expectations and further diversified our portfolio. Acquired in the first quarter of fiscal 2017, Hydro Flask’s strong performance was fueled by expanded color assortments, new product introductions, increased shelf and display space, and new distribution gains, including international.

During the fourth quarter, we offered consumers even more choice, launching new Tumbler and Rocks drinkware lines, releasing three new colors; lemon, sage, raspberry; and commenced further expansion in Europe, Japan and Canada. Its strong operating income is helping further our investment to grow this leadership brand and also fund a portion of our fiscal 2018 investments behind our other leadership brands.

We expect further double-digit growth in Hydro Flask in fiscal 2018 as we invest in building the brand and new product innovation. We also expect additional efficiency and capability gains in 2018, as we further integrate it into Helen of Troy’s systems.

Recently syndicated data shows that Hydro Flask has gained on its number one share position within the outdoor and sporting goods market for water bottles. We continue to invest behind broadening Hydro Flask’s awareness and visibility with outdoor enthusiasts as well. In line with these efforts, today we announced Hydro Flask is now a sponsor of the World Surf League. Beyond Hydro Flask, we are ready for further acquisition and continue to look for outstanding candidates that fit our highly disciplined criteria.

The third strategy is focusing on consumer-centric innovation. Design, performance and a consistent pace of innovation are Helen of Troy’s hallmarks to deliver differentiated solution-oriented products that delight consumers and drive sales. We focus on making sure we continually upgrade already excellent products to further delight and earn strong margins for our businesses and our customers.

During fiscal 2017, Helen of Troy was recognized for its thoughtful design and consumer -centric performance- oriented products across several of our leadership brands. For example, innovations from OXO, Braun, PUR and Hydro Flask, each won prestigious awards, both domestic and some international as well. Excellence in industrial design is a point of difference that consumers value and allow these brands to command premium price.

In keeping with our consumer-centric innovation, we expect to launch over 300 new products across all business segments in 2018, many with higher margins. This includes selectively entering attractive new adjacencies. We expect these new products to contribute to sales growth in fiscal 2018, and we expect continued growth from our fiscal 2017 new products as well.

Our fourth strategy is to upgrade our organization and people systems. I am proud of all we’ve accomplished over the past year to attract the best talent; implement powerful, new digital people management systems; and reinforce our inclusive, collaborative culture.

In terms of talent, last October, we shared that Alex Lee, President of Housewares, had announced his intention to retire on June 1, 2017. From our strong bench, we are very pleased to promote Larry Witt to succeed Alex. After spending over 20 years distinguishing himself in the industry and two decades working closely with Alex most recently as EVP of Sales and Marketing at OXO, Larry’s extraordinary talent, his proven track record, industry knowledge, and his reputation make him an excellent choice. Larry not only lives the Housewares brands but is also a valuable contributor to Helen of Troy.

Alex has contributed immeasurably to the company, and on behalf of our board and management team, we sincerely thank him for his tireless efforts, his outstanding results, and the exceptional team and legacy he has built.

During the fourth quarter, Leah Bailey left Helen of Troy. During her tenure as President of Beauty, Leah applied her talents on Helen of Troy’s behalf and was a tireless contributor to Beauty. We are conducting a search for a new President with world-class experience to help us build on the early phases of a new strategic plan being put in place in Beauty. In the interim, I have been working closely with the Beauty leadership team to execute and improve initiatives in key areas such as new products, e-commerce, digital marketing, international expansion of our professional appliance business, and upgrades to quality and branding.

As we previously announced, Krista Berry joined our board of directors effective April 1. I am pleased to welcome Krista, who brings significant direct -to-consumer experience in e-commerce, retail, brand building, direct digital marketing, and customer data analytics. She has significant experience in developing and executing growth strategies and has held leadership positions for national and global retailers such as Kohl’s, Nike, and Target. Her deep digital and retail credentials further strengthen our highly experienced board. We are excited to have Krista join us.

The fifth and sixth strategy areas are to develop best -in-class shared services and attack waste. Our shared service platforms continue to make strong gains. Investment in new capabilities are driving down cost in the company and make our brands more competitive. We finished fiscal 2017 achieving significant new operating efficiencies and profit improvements, both in our distribution centers and in our Asia Pacific sourcing operations. We are also seeing improved efficiencies resulting from improved forecast accuracy and eliminating low -margin SKUs.

Investment in IT continues to pay off with major reductions in risk and new platforms that enable progress in digital marketing, e-commerce, human resources, and in our distribution centers. Looking ahead, our focus is on further leveraging our scale, improving our capabilities, and attacking cost.

The seventh area is to improve asset efficiency and maintain our shareholder-friendly  policies. As I hope we have demonstrated over the past three years, we are diligently focused on maintaining a strong balance sheet and using it to create additional shareholder value. In fiscal 2018, our capital allocation priorities remain the same. We will continue to use the strong cash flow generation of our business and the financial flexibility of our balance sheet to invest in our core business first, then search for accretive acquisitions, and then consider return of capital to shareholders.

In summary, I want to reiterate how excited we are about the progress we have made to transform our company through our strategic plan. We expect to continue making progress in fiscal 2018 as we pursue some of the biggest opportunities we have. Our plan is focused on elevating the leadership brands in our portfolio that represent almost two-thirds of our sales and a larger percentage of our profit.

These and other key investments are not only expected to deliver sales growth in line with our 2% to 3% long - term objective in fiscal 2018, but importantly, create a stronger Helen of Troy for the future. At the same time, we are continuing to increase our efficiency through our shared services and are working hard to deliver another strong year of performance from Hydro Flask.

In closing, I want to personally thank our 1,685 member team across the globe. They work tirelessly every day to delight consumers, satisfy customers, and build our brands. We are truly becoming the company all of us are proud to work for. All our stakeholders can count on us to drive our business ahead, focusing on the best of the many opportunities we see to create long-term shareholder value.

With that, I will now turn the call over to Brian Grass.

Brian L. Grass

Chief Financial Officer, Helen of Troy Ltd.

Thank you, Julien. Good afternoon, everyone. We are pleased to report adjusted diluted EPS of $1.78 in the fourth quarter, even as we made incremental investments in the long-term growth of our leadership brands and felt the impacts of continued softness at brick and mortar retail and a weak cough/cold/flu season. Our adjusted EPS results reflect the favorable impacts of the Hydro Flask acquisition, mix improvements, distribution and freight efficiency, lower tax expense, and lower diluted shares outstanding.

Our adjusted EPS results also include the unfavorable impacts of foreign currency fluctuations, higher incentive compensation costs, hourly wage increases, higher advertising and new product development expense, higher interest expense, and the negative impact from Venezuela re-measurement of approximately $0.08 per diluted share.

Before I review the quarter in more detail, I’d like to provide highlights of our results for the full fiscal year 2017. For the full year, consolidated net sales decreased $8.5 million or 0.5%, reflecting an unfavorable impact from Venezuela re-measurement of $21.1 million or 1.4%; the unfavorable impact from foreign currency fluctuations of $9.7 million or 0.6%; and a core business decline of $85.3 million or 5.5% primarily due to a decrease of approximately $39.6 million or 2.6% from our rationalization of lower margin, commoditized and non -strategic business; a decline in the Nutritional Supplements segment of $22.6 million or 1.5%; the unfavorable impact of a weak cough/cold/flu season that was both below average and below that of the same period last year; and the impact of lower store traffic and soft consumer spending at traditional brick and mortar retail; along with the impact of inventory rationalization by several key traditional and online retailers. These factors were partially offset by growth from acquisitions of $107.7 million or 7%.

Our combined net sales to online retailers and online sales directly to consumers grew over 30% in fiscal 2017 and now comprise approximately 13% of our consolidated net sales. Our largest online customer is now our second largest customer at just under 10% of consolidated net sales.

These positive underlying trends were not large enough in fiscal 2017 to offset the compounded effect of lower retail store traffic and inventory adjustments made by both traditional and online customers, as the environment adapts to rapidly shifting consumer preferences. And while the impact of our business rationalization efforts also weighed on net sales in fiscal 2017, they are intended to improve the long-term margin performance potential of our Beauty segment, eliminate unprofitable hot/cold therapy sales in Health & Home, and reposition the Nutritional Supplements segment towards digital. We believe we are making the right choices to thrive in the omnichannel environment and build the platform for long-term profitable growth.

To give a bit more perspective on Beauty, the segment ended the year with a 16.5% decline in net sales, slightly better than our annual outlook. This reflects declines of 5.7% from business rationalization and 4.6% from Venezuela, which are now behind us after the fourth quarter.

On a full-year basis, we achieved a 2.8 percentage point increase in gross profit margin, which reflects a core business improvement of 1.6 percentage points due primarily to favorable shifts in product mix, business rationalization efforts, and a Venezuela re-measurement-related  charge in fiscal 2016 that reduced the comparative period gross profit margin by 0.6 percentage points, partially offset by the unfavorable impact from foreign currency fluctuations and accretion from Hydro Flask, which increased our gross profit margin by 1.2 percentage points.

We are also pleased to achieve a 0.4 percentage point increase in adjusted operating margin for the full year, despite the negative impact from foreign currency fluctuations; the unfavorable impact of 0.4 percentage points from Venezuela re-measurement; higher incentive compensation expense; hourly wage increases; a $1.8 million negative impact from a share-based compensation accounting standards change; and higher marketing, advertising and new product development expense.

For the full year, we delivered adjusted diluted EPS of $6.73, which is ahead of our outlook range of $6.20 to $6.50. Our business generated a 22.5% increase in cash flow from operations as we benefited from our supply chain and working capital initiatives. During fiscal 2017, we used our strong cash flow and balance sheet to acquire Hydro Flask, pay down our debt by $133 million, and repurchase a total of $75 million of stock during the fiscal year.

Looking specifically at our fourth quarter, consolidated sales revenue was $376.7 million for the quarter, a 2.3% decrease over the prior-year period, which includes a decline in our core business of 8.3%, a decrease from Venezuela re-measurement of 1.2%, a decline of 0.5% from foreign currency, and growth from Hydro Flask of 7.6%.

The decrease in core business sales revenue includes a decrease of approximately 1.2% from our business rationalization efforts, a decline of 2.3% from the Nutritional Supplements segment, the unfavorable impact of a weak cough/cold/flu season, and the impact of lower store traffic and soft consumer spending at traditional brick and mortar retail, along with the impact of inventory rationalization by several key retailers.

Housewares net sales grew by $24 million, or 30.5%, driven by 37.1% growth from Hydro Flask, offset by a decline in the core business of 6%. In the core business, the decline reflects solid point of sales growth, offset by lower order replenishment from key customers due to lower retail store traffic at brick and mortar, and inventory rationalization by several key traditional and online retailers. The segment was also affected by the negative impact of approximately 0.6% from foreign currency fluctuations.

Health & Home core business net sales declined 4.3% in the fourth quarter, which includes the unfavorable impact of approximately 2.1% from the rationalization of low margin business. As I mentioned, the segment also experienced a second consecutive weak cough/cold/flu season, which negatively impacted replenishment orders, and the comparative impact of strong PUR water filtration sales in the prior-year period due to heightened consumer concerns over public water quality. These declines were partially offset by growth in the seasonal heater and humidification categories. We expect an ongoing impact from the weak cough/cold/flu season on replenishment orders in fiscal year 2018.

Beauty core business net sales decreased 11.2%, which is in line with expectations and represents sequential improvement in trend from the third quarter. The decline in Beauty core business net sales includes rationalization of lower margin and commoditized business, which negatively impacted net sales by approximately 0.9% and is largely behind us after this quarter.

The remaining decline is primarily due to a soft brick and mortar retail environment, ret ail inventory rationalization, competitive factors in the personal care category, and an overall decline in point of sale activity for the broader retail appliances category. Despite the decline, new innovations in appliances are performing well, and we believe Beauty’s fundamentals are headed in the right direction.

Nutritional Supplements core business net sales decreased 23.1%, primarily reflecting lower response rates in the offline channel, lower average order values, and an increase in discounts to promote buyer file growth, and a decline in the offline and legacy newsletter subscription business, as we continue to implement a strategic transition from offline to online channels.

On a consolidated basis, gross profit margin increased 2 percentage points to 44% compared to 42% for the same period last year. The improvement in gross profit margin is primarily due to product rationalization efforts, margin accretion from Hydro Flask, and the impact of the Venezuela inventory impairment charge of $9.1 million recorded in the fourth quarter of fiscal 2016, which reduced the comparative period consolidated gross profit margin by 2.4 percentage points. These factors were partially offset by the unfavorable impact of foreign currency fluctuations and higher promotional discounting in the fourth quarter of fiscal 2017.

SG&A was 31.9% of net sales compared to 37.1% of net sales for the same period last year. The improvement is primarily due to distribution and logistics efficiency and lower outbound freight costs, and the impact of patent litigation and Venezuela re-measurement-related  charges in the fourth quarter fiscal 2016, which increased the comparative SG&A ratio by 4.6 percentage points and 2.5 percentage points respectively.

These factors were partially offset by higher incentive compensation costs due to hourly wage increases — sorry, higher compensation cost due to hourly wage increases; higher incentive compensation expense; higher marketing, advertising and new product development expense behind our leadership brands; and the impact that lower net sales had on operating leverage in our core business.

Operating income was $40.6 million or 10.8% of net sales compared to $16 million or 4.1% of net sales for the same period last year. Adjusted operating income was $56.1 million or 14.9% of net sales compared to $65.5 million or 17% of net sales. The 2.1 percentage point decrease in adjusted operating margin primarily reflects the negative impacts from Venezuela re-measurement and foreign currency fluctuations; higher personnel expense due to higher incentive compensation costs and hourly wage increases; and higher marketing, advertising and new product development expense, partially offset by the accretive impact of the Hydro Flask acquisition, and distribution and freight efficiency in the core business.

Housewares adjusted operated margin improved 0.9 percentage points, primarily due to accretion from Hydro Flask, partially offset by marketing, advertising and new product development investments in both the OXO and Hydro Flask brands during the quarter.

Health & Home adjusted operating margin declined by 6.3 percentage points to 10.7%, primarily due to an unfavorable overall sales mix, lower royalty income, higher promotional and in -store advertising expense, higher marketing and media advertising expense, higher new product development costs, and higher legal expense, partially offset by distribution and freight efficiency.

Beauty adjusted operating margin declined 2.2 percentage points, reflecting a 2. 1 percentage point decline from Venezuela re-measurement, unfavorable foreign currency, higher promotional spending, higher advertising expense, and lower operating leverage from the decline in sales, partially offset by the benefits of business rationalization, freight efficiency and lower compensation costs.

Nutritional Supplements adjusted operating margin increased by 5.8 percentage points due primarily to lower marketing and promotional investment in the quarter, partially offset by the impact of net sales decline on operating leverage and incremental online channel development costs.

Income tax expense as a percentage of pre-tax income was 3.5% compared to 26.9% for the same period last year. The year-over-year decrease in our effective tax rate was primarily due to favorable shifts in the mix of taxable income in our various tax jurisdictions and the following items that reduced our fiscal 2017 effective tax rate by a combined 5.1 percentage points. A favorable tax benefit of $1.7 million provided by the Nutritional Supplements asset impairment charge, benefits from the finalization of certain tax returns, and resolution of uncertain tax positions.

In addition, the comparative period tax rate was negatively impacted by the unfavorable effect of Venezuela currency re-measurement related charges at $18.7 million with no related tax benefit, and the unfavorable effect of the patent litigation charge of $17.8 million with a minimal related tax benefit.

The effective tax rate reflected in our non-GAAP adjusted income results for the fourth quarter is 6.7% compared to the reported effective tax rate of 3.5%. The effective tax rate reflected in our non-GAAP adjusted income results for the full fiscal year 2017 is 9.5% compared to the reported effective tax rate of 6.1%.

GAAP net income was $35.7 million or $1.30 per diluted share on 27.6 million weighted average diluted shares outstanding. This compared to net income in the same period of last year of $9.6 million or $0.34 per diluted share on 28.3 million weighted average shares outstanding.

Non-GAAP adjusted income was $49 million or $1.78 per diluted share compared to $57.5 million or $2.03 per diluted share for the fourth quarter of fiscal 2016. The decline primarily reflects lower adjusted operating income and higher interest expense, partially offset by lower tax expense and lower diluted shares outstanding. Additionally, fiscal 2017 includes a negative impact from Venezuela re-measurement of $2.3 million or $0.08 per diluted share.

Now moving on to our financial position. At February 28, 2017, accounts receivable was $229.9 million compared to $217.5 million at the same time last year. Receivable turnover increased to 55.3 days compared to 52.4 days at the same time last year.

Inventory decreased 4.1% to $289.1 million compared to $301.6 million at the same time last year. Our inventory balance at the end of fiscal 2017 includes $25 million from the Hydro Flask acquisition, with no comparable balance in the same period last year. Inventory turnover was 2.8 times compared to 2.9 times in the same period last year.

Total short and long-term debt decreased to $485.6 million at the end of the fourth quarter compared to $619.9 million for the same period last year, a net decrease of $134.3 million. We ended the fourth quarter with a leverage ratio of 2.1 times compared to 2.5 times at the end of the third quarter of fiscal 2017 and 2.95 times at the end of the fourth quarter of fiscal 2016.

Now I’d like to turn to our outlook for fiscal year 2018. Please note that we have provided a reconciliation of fiscal year 2018 projected GAAP diluted EPS to non-GAAP adjusted diluted EPS in our earnings release issued this afternoon.

For fiscal 2018, we expect consolidated net sales revenue in the range of $1.56 billion to $1.6 billion, which implies consolidated sales growth of 1.5% to 4.1%. Our net sales outlook includes the assumption that mid -April foreign currency exchange rates will remain constant for the fiscal year, which is expected to negatively impact year-over-year net sales revenue by approximately $8 million or 0.05 percentage points. And it includes the assumption that the severity of the cough/cold flu season will be in line with long -term historical averages.

Finally, our net sales outlook reflect s the following expectations by segment. Housewares net sales growth of 11% to 13%; Health & Home net sales growth in the mid-single digits; a Beauty net sales decline in the mid-single digits; and Nutritional Supplements net sales in line with fiscal 2017.

We expect consolidated GAAP diluted EPS of $5.38 to $5.71 and non-GAAP adjusted diluted EPS in the range of $6.50 to $6.90, which excludes share-based compensation expense and intangible asset amortization expense. Our diluted EPS outlook includes the assumption that mid-April foreign currency exchange rates will remain constant for the fiscal year, which is expected to negatively impact the year-over-year comparison by approximately $0.15 per diluted share.

As Julien discussed, we are planning to make incremental growth investments in marketing, advertising, new product and new channel development, primarily behind our leadership brands. This incremental investment is expected to be approximately $0.90 per share and is included in our outlook.

Lastly, our diluted EPS outlook is based on an estimated weighted average shares outstanding of 27.4 million and an expected effective tax rate of 10% to 12% for the full fiscal year 2018. The likelihood and potential impact of any fiscal 2018 M&A activity, future asset impairment charges, future foreign currency fluctuations, or further share repurchases are unknown and cannot be reasonably estimated. Therefore they are not included in our sales and earning outlook.

Right now I’d like to turn the call back to the operator to open it up for questions.

QUESTION AND ANSWER SECTION

Operator: Thank you, sir. [Operator Instructions] And our first question, we will hear from Bob Labick with CJS Securities.

Julien R. Mininberg	A
Chief Executive Officer & Director, Helen of Troy Ltd.

Hey, Bob.

Bob J. Labick	Q
Senior Managing Director of Research, CJS Securities, Inc.

Hi. I wanted to start with Hydro Flask. Obviously, I think probably every quarter you exceeded expectations with Hydro Flask. Can you just give us an update on where the growth came from? Was it — break it down a little bit — distribution channels, it was faster takeaway, new products? And then also, how much of the $50 million in growth for Housewares that you’re targeting in the guidance is going to come from Hydro Flask versus OXO?

Julien R. Mininberg	A
Chief Executive Officer & Director, Helen of Troy Ltd.

Yeah. So just starting with the second one, for competitive reasons, it’s hard to break out Hydro Flask in particular, now that it’s in our core. And frankly, it’s easier for us to do that way and not tip off the competition. We are expecting strong growth, double-digit, from Hydro Flask. And as you saw in our — you may have seen our press release, we just can’t cross — for the whole Housewares division, we’re projecting low teen or I think 13% to -

Brian L. Grass	A
Chief Financial Officer, Helen of Troy Ltd.

11% —

Julien R. Mininberg	A
Chief Executive Officer & Director, Helen of Troy Ltd.

11% to 13%, excuse me, improvement in total Housewares. OXO will also grow pretty much in line with its historical averages. So that should be enough to help you zero in on exactly the Hydro Flask number.

And then to the first question about the drivers, I mean, where is it coming from in Hydro Flask, there’s a couple of big ones. It starts with demand. Consumers are very interested in this category. The category is growing strongly, and Hydro Flask is one of the biggest contributors to the growth of the category, and that’s why not only is it growing but it’s growing share as it grows. So it’s growing faster than the category itself and is a big piece of that growth.

Why is that fast growth happening? It’s happening from new products. You heard us mention in every quarterly call another couple. This time we talked about drinkware, which is new. So it’s not just another shape, another color. This is a whole another segment beyond the kind of bottle that you would take outdoors. Drinkware is the kind of thing that you would use at home, in the office, or more of an indoor environment, but nonetheless with that signature Hydro Flask branding shape, feel, the colors, the powder coating, it’s just not like other indoor type of products.

The Rocks glasses we talked about, that can be an indoor or an outdoor product. And drinkware, same thing, it’s kind of a thing people take in their cars that they’re shaped to fit exactly in cup holders, beer, that kind of thing. So – coffee, whatever people like.

Brian L. Grass	A
Chief Financial Officer, Helen of Troy Ltd.

But not in the car.

Julien R. Mininberg	A
Chief Executive Officer & Director, Helen of Troy Ltd.

Yeah. Never beer in the car just for the official public record and we will insist on that. On the subject of other drivers, we’re getting improved distribution as well. We talked all through last fiscal year about rounding out the very strong West Coast distribution with some improvements in the Midwest, the East Coast, and increasingly in the Southeast and then cutting – that all happened in fiscal 2017. That helped a lot. And improvements as well in the channel expansion, the number-three customer for Hydro Flask is Hydro Flask’s own website, just to put perspective on it. And Amazon is the biggest customer for Hydro Flask, and while I’m naming them, what the biggest outdoor chain or one of the biggest is the number two customer for Hydro Flask.

So, increasing distribution considerably and the online piece is very strong. My Hydro Flask, that initiative that allowed people to customize certain color, cap and sleeve, bottom sleeve, permutations also increase the appeal online because those are only available through the Hydro Flask assortment – on online assortment from hydroflask.com or myhydro.com.

Another big driver of growth for Hydro Flask is its, I guess, sort of natural feel as a brand. There’s just a positioning for Hydro Flask that’s driving the pull, and you saw us go now to the World Surf League and we’re right in the sweet spot. This is that outdoor enthusiast who is enjoying or benefiting from this type of activity. You saw perhaps in the press release that we just crossed today something like 20 million people in the United States were involved in surfing in some fashion. They’re professional at the league level, but these are casual folks and they’re living the life. And this is the kind of products that people enjoy in those kind of environments where hot or cold beverages are not readily available in that kind of thing, tough, outdoor, etcetera.

Then the last one, while it’s smaller, it is growing and it’s international. And international is improving for Hydro Flask as well. You heard us mention a few countries. We’ve gone from the toe in the water stage to now, as we called – talked on a few earlier calls, to now a couple of launches in countries like Japan, Germany, Canada, and we’re feeding them frankly and we’d like to keep growing.

Brian L. Grass	A
Chief Financial Officer, Helen of Troy Ltd.

Well, Bob, the only – this is Brian. The only thing I would add is I would say we have not fully penetrated some of the distribution in the U.S. So the natural foods channel, we’ve – we penetrated that in certain regions but not fully penetrated across the U.S. And generally speaking, we’re not fully penetrated on the eastern half of the United States. So we’ve gained a lot of ground, but there’s still some white space opportunity out there.

Julien R. Mininberg	A
Chief Executive Officer & Director, Helen of Troy Ltd.

Yeah. Great point, Brian. On the natural foods – I neglected to mention. It is one very big player in natural foods in the retail environment. We are not only now fully expanding, to Brian’s point, into more and more of those stores in the pockets where we’re not already today. But even with the distribution we have so far, we’re already the number one water bottle in the natural foods channel because of the expansion into that big customer.

So that’s what’s driving it, Bob, and we’re looking to feed it. We’re investing big in fiscal 2018 across quite a few of the leadership brands, all of them in fact, including Hydro Flask. And we’re using some of the strength of Hydro Flask to cross fund back into that additional marketing for OXO and to help to support some of the other brands at a faster rate than we would otherwise do because there’s enough to support them and pick up some very big opportunities that we see across other brands as well.

Bob J. Labick	Q
Senior Managing Director of Research, CJS Securities, Inc.

Okay. Great. That’s a super helpful answer there. One kind of big picture question, and you alluded to this in some of your comments, but can you give us an update from your perspective on the retailer environment, the inventory corrections, if you will, the store closings, y our views on how that is going to go in fiscal 2018, and seemingly how you’re going to grow through it based on the guidance given at least in certain categories? And how it affects you in doing business on a day -to-day basis? I know it’s a big question, but it’s a big topic as well.

Julien R. Mininberg	A
Chief Executive Officer & Director, Helen of Troy Ltd.

Yeah. No, it’s a key topic. We go primarily through retail. We have some direct -to-consumer business, but the vast majority of our products are sold through a retailer, whether it’s online, through a traditional brick and mortar player, dot-com arm. You know, think of like an ulta.com, a walmart.com, a target.com, costco.com, these kinds of players; or through pure-play e-commerce, the Amazon type of approach. So this is a big deal for us, and I’m glad you asked about it.

I strongly concur with the kind of stuff that we’re reading in the newspapers, same as everyone on this call, that the retail environment is very dicey. Foot traffic, every time we see the published numbers, they’re negative comps. Same-store sales for most customers are challenged, not all of them. Some are winning, and we are winning with the winning customers. And in the case of supporting them, we are ever -investing, in fact, endlessly investing in the support for helping to not only bring people into stores but also to make sure our products have outstanding distribution, shelving, pricing, merchandising, visibility in those stores.

So we are supporting traditional brick and mortar and also their dot-com, and we have some big and special products going on in the company at the dot -com arms of some of our biggest customers, including in Beauty, by the way, where we are amping up big time our digital marketing e-commerce. And you heard me mention that in the comments a couple of times.

On the pure-play e-commerce, you know, Amazon and others, the investments are significant, and it is one of the biggest ways to grow through, to your comment of some of the weakness that is happening in retail, importantly in brick and mortar. And importantly in brick and mortar, Brian mentioned this in his comments, and I want to make sure everyone really focuses on it, our products are performing above their expectations in most of the retailers in terms of sell-through. But to your point about inventory adjustments and sometimes even store closings, the reorder pattern that we’re seeing from those customers is not as strong.

So if they slim down, their inventory masks the strength of some of our underlying sell-through. That happened a fair amount in OXO with some of its biggest customers on the brick and mortar side last year. It happened in

Beauty a number of times. It really killed us I think in Q3 when we mentioned there was something like a $7 million adjustment at a very big brick and mortar retailer while our products were selling through. And I just mentioned now, we grew share in the last six months, which means we were not only selling through but selling through faster than others and gaining ground, even as they make those adjustments. So that’s another way we grow through, which is by performing in stores, whether they’re shrinking or not.

And on the online side, we mentioned I think twice in our comments about the 30% growth year -over-year. Unfortunately, it was not enough, as Brian pointed out, to overcome all of the various headwinds on our top line for the year. But it was a very strong contributor to the sales that we had, and it’s growing a lot.

Lastly, you hear us talk a fair amount about investment of incremental money in those leadership brands, those big seven, in the company today for fiscal 2018, and plenty of that investment is going into things like videos, digital marketing, digital media, search, whether it’s SEO, SEM, specific ones on big customer sites think of the biggest online players, and they have specific ad programs, specific projects or programs to help people click through all the way to the transaction basket, and even sometimes add just one more in a better -together or subscribe-and-save.  A lot of money is going into this type of approach, let alone the social media and the other big leaders to get people interested in researching those kind of products. So it’s big. It’s growing. You heard us make change on our board as well in this area. And we’re doubling down on this.

We’re doing it for a simple reason. And it’s not just because of the brick and mortars are suffering as you read in the paper, but because the consumers are wanting it. They want mobile. They want to be able to shop mobile. They want one click. They want social media. And they want to find our products and buy them in ways that work for them. And frankly, we concur. So we are supporting both sides so to speak, and that’s how we’ll go through.

Operator: And moving on from Sidoti, our next question comes from Frank Camma.

Frank Camma	Q
Analyst, Sidoti & Company, LLC

Good afternoon, guys.

Brian L. Grass	A
Chief Financial Officer, Helen of Troy Ltd.

Hey, Frank.

Julien R. Mininberg	A
Chief Executive Officer & Director, Helen of Troy Ltd.

Hey, Frank.

Frank Camma	Q
Analyst, Sidoti & Company, LLC

Good. Julien, speaking on that last — this is a further question on what you just said about the — as it pertains to the large spend next year, the $0.90. You just gave details on that. But I was wondering since you had just come off some spending here in the fourth quarter specific to a couple of your brands that you called out before, did that meet your — the return that you were looking for from that spend, or is that something we should see over time?

Julien R. Mininberg	A
Chief Executive Officer & Director, Helen of Troy Ltd.

Yeah. It’s — I’ll give you a funny answer, but I don’t mean to be funny. It’s a little bit of pre -gaming for what we’re doing in the fiscal 2018. So we knew we were headed in this direction and there were a couple of really good opportunities, specifically on PUR, on OXO and on Hydro Flask in Q4 where we were able to invest ahead so to speak because we knew that some of that would be needed in Q4 like the PUR media. You’ve probably seen our new advertising campaign on PUR in multiple places, both online and on more traditional television and cable type of channels. And we were funding some of that in Q4. So that helped us.

You saw us launch new products in PUR at that same time in Q4, and we wanted to have advertising on air to support the launch. So, in that way, we got benefit during that period of time. The benefit doesn’t stop just because we snap the line on a new fiscal year on March 1. It continues in consumers’ minds and those media plans continue both digital and traditional.

And then in terms of the new stuff, it’s very specific and we’re making hundreds and hundreds of new videos across this company that become content. You often hear the term content is king in the digital world, and we are greatly upgrading all over the place, not just in places like Housewares but in Beauty. Health & Home has already terrific content. They’re adding more. And in the social media, Facebook and so many others, Instagram, and those two in particular are big places where we’re investing. And on a whole, SEO and SEM thing, the ability to find our products in that all-important page one of any search on Google, for example, is a place where we’re putting a lot more money. Some of that was in Q4, but the vast majority is in fiscal 2018.

Frank Camma	Q
Analyst, Sidoti & Company, LLC

Okay. Great. And then just shifting to OXO, obviously, you had some bricks -and-mortar challenges there. But were there any categories that were particularly challenged more than others within OXO itself?

Julien R. Mininberg	A
Chief Executive Officer & Director, Helen of Troy Ltd.

Yeah. Always the case, by the way. OXO is a brand that is not afraid to launch into adjacencies. You’ve seen how many categories now in for that brand from the early days of all the kinds of kitchen gadgets to the multiple adjacencies within kitchen gadgets. So not just the stuff in your drawer but also the salad spinners and the mandolins and even knives and cutting boards and things that wouldn’t normally go in the drawer. Those were the early days of OXO’s expansion. It’s become much more adventurous in the last 10 years or so through kitchen – sorry, through bathroom, cleaning, barware, through the expansions even more recently into some kitchen electrics, the strollers which we just put out, glass and metal bakeware, even a licensed experiment in pots and pans, so many.

So it’s not surprising then to hear the answer that some do better than others, and that’s always the case. But we don’t bet big on any of them in the beginning. We make an outstanding product and we feed the strong. So, for example, the kitchen electrics, the one that got the best traction was coffee, and not just coffee but specifically the nine-cup coffeemaker and the burr grinder or the coffee grinder. There were two different SKUs there. And of the eight SKUs we launched, those were the best three.

So it’s not surprising that some of the others were not getting big traction towards the end of fiscal 2017, and it’s also not surprising that some of those 300 products that we’re launching new in fiscal 2018 across the whole company, not just OXO, have a coffee focus. And at the Housewares Show that we just came from in March, we had at least half a dozen really cool new coffee products, whether it’s pour-over or glass-molded artisanal carafes. A couple of years ago, we did cold brew. You get the idea.

So I’m sorry for the long answer, but some win, some lose, and it’s constant. I would much rather step up to the plate with a brand of that epic capability and take a swing because we hit the ball a lot more than we don’t, and even when we don’t, we often get on base.

Frank Camma	Q
Analyst, Sidoti & Company, LLC

Got it. Got it. My last question is just on Beauty. I mean, obviously, hindsight’s perfect here, but I was just wondering — do you feel like maybe looking back that you went too aggressive on cutting SKUs here that that might have impacted relationships at retailers, or do you think that was the right move overall because it did, it obviously will ultimately result in higher margins?

Julien R. Mininberg	A
Chief Executive Officer & Director, Helen of Troy Ltd.

Yeah. It’s a great question. I think we did over-swing the pendulum just a little bit, but the vast majority of it, if we would have the chance to do it all over again, we would do again. There were too many SKUs in the lower margin or some were no margin and some were even negative SKUs where we could not get decent price increases or sufficient cost improvements nor could we make the necessary changes to the products to make them profitable. So we thought it was better to substitute them for higher margin products, which we did in a lot of cases, or to develop new products that just broke through, and you heard you talk about the innovations multiple times.

There are some areas of the SKU rationalization, however, where I do think we over-swung the pendulum and in certain channels in particular. For example, the closeout channel is one where it’s differentiated enough, it turns out, that those SKUs are not only value-add but will not be replaced by others. And we’re back in that business in a big way actually and putting some of those SKUs back by swinging the pendulum back towards the middle.

And then in terms of the efficiencies, if people often look at the Beauty margins and – in general, they’re improving. You saw that over the year or even holding up in the face of the deleveraging of scale. That’s happening as we unleverage our fixed cost base faster than we can change that base, and that can affect margin. But what people may not appreciate is that all through the company, whether it’s in total inventory, whether it’s in the efficiency of our China operations, the consolidation of lower caliber, lower quality and lower volume factories that we work with in China, or even our ability to forecast accurately, manage our warehouses, et cetera, we’re picking up big benefits. So you heard Brian talk about that in his comments. You heard me talk about shared services are working. The distribution centers are contributing meaningful efficiencies. Plenty of it is coming from the good side of SKU rationalization.

And my last comment there is from a brand-building perspective. It’s very important that our brands mean the right things to consumers. Otherwise, all those words like consumer-centric innovation and delight don’t mean much. And it’s important that we build our brands and show people what to expect from a Revlon, from a Bed Head, from a Hot Tools, and not have some very low quality products or low end products that could have any brand name on them because they’re all going to sell for some cheap price point, $12.99 or something like that. That consumer is not shopping brand. They’re not even shopping features. They’re shopping price. And the customers that buy them, they’re just looking for the margin points. They don’t care who they get them from. So that’s not – that’s not the kind of business that a differentiated player wants to be in. That’s commoditized business, and we don’t want it. Go ahead. That’s -

Frank Camma	Q
Analyst, Sidoti & Company, LLC

Thanks, guys. Appreciate it.

Julien R. Mininberg	A
Chief Executive Officer & Director, Helen of Troy Ltd.

That’s my answer.

Operator: And our next question comes from Jason Gere with KeyBanc Capital Markets.

Jason M. Gere	Q
Analyst, KeyBanc Capital Markets, Inc.

Okay. Thanks, guys. Thanks for getting me in. I guess I have kind of a one big question, and I’ll just start off with the smaller parts of it. I guess, right now, what percentage of your sales is actually online? I’m just trying to gauge the magnitude of growth that you should see in 2018. I think you said in the fourth quarter, I think it grew 30%, but that it was a little disappointing to you. So I guess, what percentage of sales is it now and where do you think it will get to?

Brian L. Grass	A
Chief Financial Officer, Helen of Troy Ltd.

Yeah. The 30% was not disappointing. What we said, our comments were, was that it wasn’t large enough to offset the broader declines in store traffic and the inventory adjustments at both traditional and online retailers. So I would not frame it as disappointing. 30% growth is pretty strong. But the base is smaller. And we need to get that to be a more meaningful part of the business where it has a larger impact. The total consolidated online sales for the company are just 13%, and that’s up from 10% last year.

Jason M. Gere	Q
Analyst, KeyBanc Capital Markets, Inc.

Okay. So — and then I’m assuming, with the guidance that you’ve given on the sales, that online is going to be a much bigger contributor than what you saw in the fourth quarter. I guess the question I’m trying to figure out is, in the environment that we’re in right now, and maybe you guys are benefiting to some degree, being a February year-end, you have the March numbers and maybe the April numbers behind you. So I’m just wondering what you’re seeing out there online versus what you’re seeing in the brick and mortar environment out there that gives you the confidence that put up what I would say is probably really, really stellar kind of sales outlook for this year when many of your peers out there I think are struggling. So I’m just trying to reconcile all the pieces here.

Julien R. Mininberg	A
Chief Executive Officer & Director, Helen of Troy Ltd.

Yeah. I think it’s a great question. I’m glad you’re trying to fit that together because it is actually one of the biggest themes for fiscal 2018, especially after us not growing our core in fiscal 2017, and that’s despite the strong performance in online, which I could strongly concur with Brian’s comments, we in no way are disappointed growing 30%. I don’t think there’s too many people who would judge that.

Jason M. Gere	Q
Analyst, KeyBanc Capital Markets, Inc.

Sorry, bad choice of word.

Julien R. Mininberg	A
Chief Executive Officer & Director, Helen of Troy Ltd.

Yeah. Oh, I’m not attacking for it, I’m simply saying we hate for people to think that we don’t think that’s good. We do. And I’m not attacking for it. I’m simply correcting. And in the case of the stellar numbers that we put up for growth for fiscal 2018, part of it is recovery in certain areas. For example, the cough and cold season was weak not only last year but the year before. And we expect normal. That doesn’t mean that we’ll get normal, but the law of averages is on our side, and Brian mentioned specifically that we use long -term historical averages because things statistically tend to regress to their mean even when there’s an aberration of two years, it would take multiple standard deviations of variance for it to be three years although that’s very unlikely. That said, I can’t control the weather nor people’s sickness in 2018.

In the case of – that one, it will help us. In the case of those leadership brands, one of the very big messages around that $28 million that you heard us talk about, the $0.90, that Frank was just asking about, a lot of that investment is going online. So you’re exactly right that that’s a bet we’re making. It’s a bet where we have demonstrated growth, that’s 30%. And if you look and start picking apart the different pieces of it – you know, Amazon this, Walmart that, and all the dot-com world, there’s just so many ways that we can do better than what we’re doing now.

We’re hiring for it, we’re designing new programs for it, we’re spending more against it. I don’t know if it’s a sure thing that we grow, but we sure are putting our shoulder behind that and we’re putting our money where our mouth is and we’re bringing in the right talent and the rest of it for it. This is on top of what we already did before. In 2016 and 2017, we did plenty. That’s how we got to 10% of our sales, and now, up to 13% in 2017. So it’s not like we just woke up and started doing this. It’s been going on for years.

And in the case of the other growth drivers to get us to some pretty good organic growth, in line with our long -term 2% to 3% commitment to the shareholders, there’s a lot of new products coming, and some of these leadership brands have expansion opportunities in adjacent categories. Some innovations have been planned in their own categories and some geographic expansion as well. And all that together is enough to drive the growth unless exchange rates just come along and crush us or we swing and miss more often than we have in the past, we feel good and that’s why we’ve put the projection out there.

Jason M. Gere	Q
Analyst, KeyBanc Capital Markets, Inc.

Yeah. And I guess the only one that — I mean, of the segments, you do have some easy comparisons versus last year. And I guess Housewares is just 11% to 13% when OXO I think this year was kind of doing more. I guess it was kind of flattish. So you do have some easier comparisons. I guess if you’re saying that 87% of your business is still brick and mortar, what can you say about the trends that you saw in March and April that we have just been hearing how bad things are in retail? Maybe March got a little bit better and April is mixed right now, but what can you say out there that — especially I guess on the OXO business that that should return to that mid -to-high single- digit growth?

The other businesses I definitely understand some of the comparisons and some of the choices you’ve made and how that’s reflected. I think it’s just the Housewares side, I guess, putting aside Hydro Flask and the growth that you’ll get there, but what will be able to really succeed I guess in a really tough macro environment?

Julien R. Mininberg	A
Chief Executive Officer & Director, Helen of Troy Ltd.

Yeah. It’s a great question. So first of all, the outlook does include the little that we know so far about fiscal 2018. It’s very early days. We’re six weeks, seven weeks into it now in March and some of April. You give us more credit for now we have April closed. We’re just not there yet. And in the case of that being factored into the outlook, it’s there. We’re aware and agree, frankly, that there’s not a lot of positive news so far this spring out of the macro environment. I’m talking about retail as opposed to like the politics or the taxes or something like that. And in the case of the forecast, it’s baked in.

In the case of why there’s confidence on OXO in particular, I would definitely say that there’s reasons why OXO will grow. There were specific challenges last year. I think we called them out along the year as they came along. For example, one of the big brick -and-mortar customers two quarters ago just bought less than the POS or the point-of-sale growth that we were demonstrating for a multi-month period. Another big online player in OXO came along at the end of I think it was the third quarter — it might have been in the beginning of the fourth quarter, and surprised us and bought a lot more and caught up with what we thought was an alarmingly big inventory depletion in their case. So we got ourselves sort of back to the normal in that one.

And so there’s a lot of variability. And I guess the reason why we’re confident is, A, there’s a lot of new products. OXO’s track record is exceptional, and further, the online investment that we’re making in OXO is not small. And that’s valuable and it will drive growth. It already is. And in the case of the opportunity to improve the marketing side of OXO, I’m talking about that new pillar that we’re just adding a lot to, plenty of new money out of that $28 million is going to that particular place where OXO is going to do some better branding, OXO is going to create some more awareness among consumers, which we already know from testing leads to more purchase intent, specifically we tested that and we know.

And further, OXO will benefit from some more OXO-ness, so to speak, on its packaging. It doesn’t mean we’re walking away from Good Grips or SoftWorks. It means that we’re right -sizing the relative hierarchy of the packaging. And further, OXO’s social media and online digital media campaigns will be amped up considerably from where they were before. So a lot of that is enough I think to get OXO to the next stage and return it to more of those historical behaviors.

Jason M. Gere	Q
Analyst, KeyBanc Capital Markets, Inc.

Do you have — and I know that what we’ve heard from a lot of your competitors out there, and obviously you compete with a lot of players, that they’ve talked more about the second half of the year being better than the first half of the year. First half of the year obviously with some of the retail challenges out there and the second half is more innovation-driven. So I was just wondering — I know you don’t give quarterly guidance, but as we think about the 1.5% to 4%, should we be thinking that your building in more for the back half being stronger and maybe the first half is a little more tepid, or is there any kind of advice that you can give to us on the call to just kind of figure out the cadence of the year, how it plays out? Thank you.

Julien R. Mininberg	A
Chief Executive Officer & Director, Helen of Troy Ltd.

Sure. So — yeah. Thanks, Jason. So I don’t think we’re at the stage of giving a lot of public guidance about quarter-by-quarter, but we have mapped it out internally. We’re not sure how every single thing will play out. That’s why we don’t give the quarterly guidance. There’s too many different seasons, cough/cold this, fevers that, summer fans, something else, insects. And there’s just too many variables to be accurate.

Hopefully, we’ve proven on an annual basis over the last three years that our ratio of what we say to what we do, especially on the earning side, is strong, and we made hopefully some appropriately humble comments in the call today that we’ve demonstrated that, and we did it again in just this fiscal year.

In the case of the specifics on the quarter, I don’t know, Brian, is there anything you want to add from a guidance standpoint?

Brian L. Grass	A
Chief Financial Officer, Helen of Troy Ltd.

No. I think you — it’s hard to — you’re kind of making comments about general trends and back half being stronger. I think you have to be careful of that because things can be influenced by new product introductions, and significant launches can offset some of these general trends you’re referring to. I would say that, generally speaking, there would be a bias towards a slightly stronger second half -

Julien R. Mininberg	A
Chief Executive Officer & Director, Helen of Troy Ltd.

Yep.

Brian L. Grass	A
Chief Financial Officer, Helen of Troy Ltd.

– In this business, but that’s probably the extent of where I would go with that.

Julien R. Mininberg	A
Chief Executive Officer & Director, Helen of Troy Ltd.

Yeah. And the only color I’d put on that comment, Brian, is two thoughts. One is, if there is a return to normal on cold and flu, it will naturally bias towards the back half just because that’s when that season tends to fall, Q3 and Q4, on our fiscal year. And the second is that OXO itself just happens to have more new products planned in the second half than they do in the first half. And that said, they launched some pretty good stuff towards the end of fiscal 2017 that’ll help to fuel the first half. So we’re not prepared to probably go much further than that on quarterly cadence.

Jason M. Gere	Q
Analyst, KeyBanc Capital Markets, Inc.

No, I appreciate it. That’s terrific. Thanks a lot, guys.

Operator: All right. Ladies and gentlemen, that does conclude our question-and-answer  session for today. I’d like to turn the floor back to Mr. Mininberg for any additional or closing remarks.

Julien R. Mininberg

Chief Executive Officer & Director, Helen of Troy Ltd.

Yeah. Well, I’ll keep it short. My main comment is thanks, everyone. It’s been three years since we started this transformation. We’re proud of where we are. We think we’ve done reasonably well. There’s a lot more good to come. You hear us leaning into our business. You hear us strongly supporting our leadership brands and investing our own future both in the business as well as the organization. You hear new capabilities coming into the company. And you hear us forecasting — or giving outlook for growth, both in the top and the bottom line, even after the strong bottom line that we just put on the board today.

So, thank you for joining us. We look forward to speaking with many of you in the coming days and weeks. We hope you have a wonderful evening.

Operator: Once again, ladies and gentlemen, that does conclude today’s conference. We appreciate your participation. You may now disconnect.